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Exhibit 3.2

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
WATER PIK TECHNOLOGIES, INC.

        Water Pik Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

        FIRST: That at a meeting of the Board of Directors of Water Pik Technologies, Inc. resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that the amendment proposed be considered at the next annual meeting of the stockholders of said corporation. The resolution setting forth the proposed amendment is as follows:

        RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended by changing the Tenth Article thereof so that, as amended said Article shall be and read in its entirety as follows:

          "TEN: (A) Except as otherwise fixed pursuant to the provisions of Article FOUR hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed from time to time by the affirmative vote of a majority of the whole Board of Directors. At each annual meeting of stockholders the directors elected to succeed those whose terms have expired shall be elected to hold office for a term to expire at the next annual meeting of stockholders after their election, or until his or her earlier resignation or removal, and until their respective successors are duly elected and qualified. Each director elected at the 2006 annual meeting of stockholders of the Corporation shall be elected for a term of one year. Directors elected before the 2006 annual meeting of stockholders of this Corporation shall serve the remaining duration of the three-year term for which they were elected. A director shall hold office until the annual meeting for the year in which his or her term expires and until a successor has been elected and qualified to serve, except in the case of the director's prior death, resignation, retirement, disqualification or removal from office.

          (B)  Except as otherwise fixed pursuant to the provisions of Article FOUR hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors:

            (a)   In case of any increase in the number of directors, the additional director or directors, and in case of any vacancy in the Board of Directors due to death, resignation, removal, disqualification or any other reason, the successors to fill the vacancies shall be elected only by a majority of the directors then in office, even though less than a quorum, or by a sole remaining director and not by the stockholders, unless otherwise provided by law or by resolution adopted by a majority of the whole Board of Directors.

            (b)   Directors appointed in the manner provided in paragraph (a) to newly created directorships resulting from any increase in the authorized number of directors shall hold office for a term expiring at the next annual meeting of stockholders. Directors appointed in the manner provided in paragraph (a) to any vacancies on the Board of Directors resulting from death, resignation, removal, disqualification or any other cause shall hold office for a term expiring at the next annual meeting of stockholders at which the term of the directorship created by the vacancy expires.

            (c)   No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          (C)  Except as otherwise fixed pursuant to the provisions of Article FOUR hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors, any director or directors may be removed from office at any time, but only for cause and only by the affirmative vote of 75% of the Voting Power, voting together as a single class, except, effective as of the 2006 annual meeting of stockholders of the Corporation, any director or directors may be removed from office at any time by the affirmative vote of a majority of the Voting Power, voting together as a single class."

        SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute and by the corporation's restated certificate of incorporation were voted in favor of the amendment.

        THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        FOURTH: That this Certificate of Amendment of the Restated Certificate of Incorporation shall be effective upon filing with the Delaware Secretary of State.

        IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by Michael P. Hoopis, its President and Chief Executive Officer, on November 29, 2005.

WATER PIK TECHNOLOGIES, INC.

By	/s/ MICHAEL P. HOOPIS Michael P. Hoopis President and Chief Executive Officer

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CERTIFICATE OF AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION OF WATER PIK TECHNOLOGIES, INC.